Exhibit 1.5

                    LOCALIZA MASTER FRANCHISEE ARGENTINA S.A

                                     BYLAWS

Section One: Under the name of "Localiza Master Franchisee Argentina S.A." a stock corporation operates that is governed by these Bylaws, and the legal, regulatory, and statutory provisions applicable to it. Its registered office is located in the City of Buenos Aires, notwithstanding which, the Executive Committee may establish agencies, branches, establishment, or any kind of representation within the country.

Section Two: The term of duration of the company is ninety nine years from the date of its registration with the Registro Publico de Comercio (Public Registry of Companies). Said term may be extended by the General Meeting of Shareholders.

Section Three: The object of the company is to engage in the following activities: a) sublicensing to third parties the rights of use of the Trademark "LOCALIZA" or of any other trademark that may replace or supplement it in the future for the purpose of managing and run the automobile renting business, and related and/or supplementary services; b) managing the system of sublicensing of the trademark "LOCALIZA" or of any other trademark that may replace or supplement it in the future, connected with the automobile renting activity, and related and/or supplementary, services; c) commercially operating the trademark "LOCALIZA" or any other trademark that may replace or supplement it in the future, by collecting royalties, commissions, fees, funds, or any other kind of compensation, selling printed materials, etc.; d) transferring technology and know-how through training programs, and provision of manuals and other means, connected with the sublicensing of the trademark "LOCALIZA" or any other trademark that may replace or supplement it in the future; e) carrying out activities related with the above mentioned ones. For that purpose, it may conduct all the business, and/or importation and exportation, and/or industrial operations which may be convenient for the purposes aforementioned. Furthermore, it may participate in public and private biddings. It may conduct transactions with or without short- or long-term security, capital contribution to individuals, companies or corporations either currently existing or to be organized, for the closing of deals concerning current or future operations, and it may also purchase, sell and negotiate securities, shares, debentures, and any kind of bearer securities, and commercial paper, under any terms, or within any system, either created or to be created. The transactions involved in the Act of Financial Institutions are excluded. For the fulfillment of its object the Company shall have full legal capacity to carry out any type of acts, operations, and to make any kind of contracts, directly or indirectly related with said object.

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Section Four: The capital stock shall consist of twenty five thousand pesos ($
25,000), represented by 25,000 common, registered, non-endorsable shares, each having a nominal value of one peso, and each being entitled to one vote.

Section Five: The capital may be increased by resolution of the Regular Meeting of Shareholders up to five times its amount, in accordance with Section 198 of the Act 19.550.

Section Six: Certificates representing shares and provisional certificates shall meet the requirements of Sections 211 and 212 of the Act 19.550 (text restated by Executive Order 841/84). Also, certificates representing shares shall meet the requirements of Section One of Executive Order 83/86.

Section Seven: In the event of culpable delay in the payment of shares, the Executive Committee may choose any of the procedures of Section 193 of the Act
19.550 (text restated by Executive Order 841/84).

Section Eight: The management and administration of the company shall be under the charge of a Executive Committee composed of the number of members as fixed by the Regular Meeting of Shareholders, between a minimum of one, and a maximum of three Regular Directors, and one Substitute Director, renewable at the discretion of the Shareholders who chose them. The term of office shall be three fiscal periods. The term of office of each director shall be deemed to be extended until the date on which he/she is reelected or his/her substitute takes office. The directors shall be elected by the vote of the majority of the Shareholders present in a Regular Meeting of Shareholders. In the event of death, absence, resignation, or any other impediment, the regular directors shall be replaced by the substitute designated. This substitute director shall hold his/her position until the expiration of the term of office of the director replaced, or until the return of the regular director.

Section Nine: The Executive Committee shall choose a Chairman. The position of Chairman shall be held by any of the regular directors chosen by the Shareholders. In the event of the Chairman's resignation, leave, or any impediment that he/she may have, his/her position shall be held by the Vice Chairman, and in his/her absence, by the director designated by the Executive Committee. The absence, leave, or impediment need not be proved to third parties.

Section Ten: The removal of one or more directors should comply with the same formalities and requirements imposed for the election of directors.

Section Eleven: The Executive Committee shall validly be in session by giving notice to all its members through reliable and proper means, ten (10) days at least before the date fixed for the meeting, with the

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presence of the majority of its members, and it shall pass resolutions by absolute majority of votes present. The deliberations of the Executive Committee shall be recorded on a special book of minutes of the meeting which shall be signed by the persons present in the meeting.

Section Twelve: The Executive Committee has ample powers of administration and disposal, even those for which the law requires special powers of attorney in accordance with Section 1881 of the Civil Code, and Section 9 of the Executive Order 5965/63. It may specially operate with any kind of Banks, financial institutions, or credit, tax or private entities; grant and revoke general, special and judicial, administration, and other powers of attorney, with or without the power of substitution; bring, prosecute, answer or abandon criminal actions or accusations, and carry out any other acts, or juridical acts susceptible of making the company acquire rights or contract obligations. The Chairman of the Executive Committee, or the person who may legally replace the former, shall be the legal representative of the company.

Section Thirteen: Before taking office, the directors shall deposit with the company, as guaranty for the good fulfillment of their duties, the sum of one thousand pesos ($ 1,000).

Section Fourteen: The company resolves not to have an internal auditor, in accordance with Section 284 of the Act 19.550; if on account of the capital increase, Section 299, Subsection 2 shall be applicable to the company, the meeting of Shareholders shall annually elect regular and substitute internal auditors.

Section Fifteen: Shareholders' Meeting may be convened simultaneously upon first and second notice, as established by section 237 of the Act 19.550, notwithstanding the provision therein applicable to unanimous meetings, in which case it shall be held upon second notice on the same day, one hour after the first one fails. In the event of consecutive notice, Section 237 shall apply. The quorum and the majority system are established by sections 243 and 244 of the Act 19.550 apply, according to the type of meeting, call, and agenda to be discussed. Special Meetings of Shareholders on second call shall be held whatever the number of shares present entitled to vote may be.

Section Sixteen: The fiscal period shall be closed on December 31, every year. At the close of each fiscal period, the financial statements shall be made, pursuant to the statutory and technical rules in force. Realized and net profits shall be allotted as follows: A) Five per cent (5%) up to reaching twenty per cent of the subscribed capital, to the Statutory Reserve fund. B) To pay the directors' remuneration, as resolved by the Meeting of Shareholders. The balance shall be used for the purposes established by the Meeting of Shareholders.

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Section Seventeen: The Company shall be dissolved for the reasons mentioned in
Section 94 of the Act 19.550. After the company is dissolved, it shall be liquidated by the Executive Committee in office at that time under the supervision of the internal auditor. After liabilities are settled, and the capital reimbursed, the remainder shall be distributed among the Shareholders in proportion to the respective amounts paid up by them.

Section Eighteen: Any notice given by the company to the Shareholders, and by the Shareholders between or among themselves should be made in writing, and delivered with due proof of reception, at the addresses set written down on the stock record of the Company.


I hereby declare that the above text is a true copy of the original, recorded in the appropriate book.

Belo Horizonte, June 17, 2003

By:/s/ Claudia Leao
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Name: Claudia Leao
Title: Controller